Exhibit 99.2

COHERENT, INC. ANNOUNCES PROPOSED PRIVATE PLACEMENT

OF $175 MILLION CONVERTIBLE SUBORDINATED NOTES

Santa Clara, California — March 6, 2006 — Coherent, Inc. (NASDAQ:COHR) announced today that it intends to offer, subject to market conditions and other factors, $175 million aggregate principal amount of convertible subordinated notes due 2011 through an offering within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933.  In connection with the offering, the company expects to grant to the initial purchaser of the notes a 30 day option to purchase an additional $25 million of the notes solely to cover over-allotments.

The interest rate, maturity and conversion rate applicable to the notes are to be determined by negotiations between the company and the initial purchaser.  The notes are expected to provide for net share settlement upon conversion pursuant to which they would be, subject to under certain conditions, convertible into cash (up to the principal amount of the notes) and, with respect to any excess conversion value, into cash or shares of company common stock or a combination, at the company’s option.

The company intends to use the net proceeds of the offering to fund a portion of the merger consideration for its previously announced acquisition of Excel Technology, Inc.  The consummation of the acquisition is subject to a number of risks and uncertainties.  If the Excel acquisition does not occur, the company intends to use net proceeds of the offering for working capital and other general corporate purposes, including potential acquisitions.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities will not be registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state laws.